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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:
Jackie Cossmon
Catalytica, Inc.
(650) 960-3000, ext. 6204


              CATALYTICA TO SELL PHARMACEUTICAL OPERATIONS TO DSM
               AND SPIN-OFF REMAINING BUSINESSES TO STOCKHOLDERS

     MOUNTAIN VIEW, CA (August 2, 2000) -- Catalytica, Inc. (Nasdaq: CTAL) and DSM announced today that DSM will acquire Catalytica's pharmaceuticals business through the purchase of Catalytica, Inc. for approximately $750 million plus the assumption of debt, for a total current value of approximately $800 million.
The transaction is structured as a merger of a wholly-owned U.S. subsidiary of DSM with Catalytica and a taxable spin-off of the Catalytica Combustion Systems and Catalytica Advanced Technologies businesses as a single entity to Catalytica stockholders. As a result, Catalytica will operate as a subsidiary of DSM and the Catalytica Combustion Systems and Catalytica Advanced Technologies businesses will comprise a stand-alone company to be called Catalytica Combustion Systems. Shares of the spin-off company will be distributed one day prior to the effectiveness of the merger.

     In addition to distribution of Catalytica Combustion Systems, stockholders of Catalytica will receive proceeds from the sale of Catalytica, subject to certain adjustments. Among the adjustments is the tax liability incurred by Catalytica with respect to the spin-off. The merger is subject to customary closing conditions, including the approval of Catalytica stockholders and expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act. The parties expect the transaction to be completed in the fourth quarter of 2000.

     "This transaction brings value to our stockholders for our pharmaceuticals business and will also enable us to bring them a new and separate entity focused in the energy technology sector," stated Ricardo Levy, president and CEO of Catalytica, Inc. "With dynamic changes happening in the power generation market, we believe the Xonon Cool Combustion technology with its near zero pollution solution is well positioned to address the needs of this rapidly growing market."

     Craig Kitchen, recently appointed president and CEO of Catalytica Combustion Systems, will remain president and CEO of the newly created public entity. Ricardo Levy, will become chairman of the board of directors of Catalytica Combustion Systems, Inc.

                                   --more--

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     The newly created division within DSM will be named DSM Catalytica
Pharmaceuticals. Michael Thomas, current president and CEO of Catalytica Pharmaceuticals, will head the North American operations of DSM Catalytica Pharmaceuticals.

     Peter Elverding, chairman of the DSM Managing Board stated, "Through this acquisition, DSM gains a major geographic presence in the United States and thus enhances its worldwide leadership in the industry. Catalytica is a high quality supplier that has several unique capabilities to serve this dynamic market. In particular, Catalytica's state-of-the-art sterile facility and strong formulation development capabilities will be a powerful complement to our manufacturing."

     Ricardo Levy also commented on the acquisition, "The combined company will have the critical mass and capabilities to streamline all of the operations in the pharmaceutical production cycle and provide excellent added value to its pharmaceutical customers. The combined entity, which will have a broader customer base and an international presence, should enable a smoother transition for Catalytica as the Glaxo products from the original supply agreement transition out of the Greenville facility."

     On learning of the transaction, Robert A. Ingram, chief executive of Glaxo Wellcome, plc said, "This transaction brings together two very reputable players in the outsourcing market and provides a combination of capabilities that will serve well the pharmaceutical industry and customers like Glaxo Wellcome."

     The cash proceeds to the stockholders of Catalytica from this transaction are subject to certain adjustments, including a reduction in proceeds for the tax liability incurred by Catalytica with respect to the spin-off. The tax liability, which is expected to be a material amount, will be based on the value of Catalytica Combustion Systems as determined by the weighted average trading price of the spin-off company on the first full day of trading. In addition, the cash proceeds will be reduced by contributions by Catalytica to Catalytica Combustion Systems to provide the company with adequate operating capital, which are currently expected to be approximately $40 - $50 million. These reductions are expected to be partially offset by proceeds from the exercise of options and warrants to purchase Catalytica common stock prior to the merger.

     Catalytica estimates that the cash proceeds to stockholders may be in the range of $9.00 - $10.00 per share but could be significantly higher or lower depending upon the tax liability that Catalytica incurs for the spin-off of Catalytica Combustion Systems. Catalytica currently owns 85% of Catalytica Combustion Systems, of which all shares will be distributed ratably to Catalytica stockholders. Catalytica stockholders will be required to pay taxes on the net gain of proceeds from this transaction.

     Options to purchase Catalytica stock will not be assumed by DSM. All unexercisable options shall become exercisable in connection with the merger, but will be cancelled and terminated upon the effectiveness of the merger.

     Catalytica was advised by Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation in this transaction.

     Morgan Stanley Capital Partners III, L.P. and certain affiliates of Catalytica own approximately 32% of the voting stock of Catalytica, and have signed agreements to vote in favor of this transaction.

                                   --more--
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     Catalytica has agreed to pay a fee of $20 million plus up to $5 million in expenses to DSM under certain circumstances, including the termination of the agreement to enter into an agreement in connection with another offer to purchase the company.

     Catalytica, Inc. has scheduled a conference call to be held on Thursday, August 3, 2000 at 9:30 AM (PDT). This call will be accessible live via the internet at http://www.catalytica-inc.com or via telephone at 1-888-850-2534
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(719-457-2633 for international callers).  A replay of the call will also be available via the internet or via telephone 24 hours / day for 72 hours beginning at 12:30 PM (PDT) on August 3, 2000 and ending at 12:00 AM (PDT) on
August 7, 2000.   To connect to the replay via telephone, simply dial 1-888-203-
1112 (719-457-0820 for international callers), reference pass code 921731.

     DSM (www.DSM.nl) is a highly integrated international group of companies
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headquartered in Heerlen, the Netherlands that is active worldwide in the field of life science products, performance materials and chemicals. The group has annual sales of EUR 6.3 billion ($5.9 billion USD) and employs about 21,800 people at more than 200 sites worldwide.

     Catalytica, Inc. (www.Catalytica-inc.com) finds new pathways to improve
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processes--reducing time, waste, and costs.  It operates through its subsidiaries: Catalytica Pharmaceuticals, Catalytica Combustion Systems, and Catalytica Advanced Technologies. Catalytica Pharmaceuticals applies innovative and patented catalytic technologies and other chemical processes to improve the steps for manufacturing pharmaceuticals and finds better and more efficient ways to produce products in commercial scale quantities; Catalytica Combustion Systems' unique Xonon Cool Combustion technology enables gas turbines to produce essentially pollution-free power; Catalytica Advanced Technologies serves as the incubator for new catalytic technologies for industrial applications.

     This press release contains "forward-looking statements" (as defined under federal securities law) regarding the spin-off and the planned merger of DSM and Catalytica. The actual events, including the ability of the companies to obtain the approval of Catalytica's stockholders, to close the spin-off and the merger transaction, may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, inability to obtain Catalytica stockholder approval of the transaction, failure to satisfy the closing conditions set forth in the merger agreement, potential litigation, and other risks associated with acquisitions. There can be no assurance that the spin-off and the merger will be completed on the intended schedule. For additional information about factors that could affect the business of Catalytica, see the documents filed by Catalytica with the United States Securities and Exchange Commission.

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